                                                               FILED PURSUANT TO
                                                              SEC RULE 424(B)(3)
                                                     REGISTRATION NO. 333-122229

           QUADRIGA SUPERFUND, L.P. - SERIES A AND SERIES B SUPPLEMENT DATED MARCH 11, 2005 TO PROSPECTUS DATED FEBRUARY 28, 2005

         On Page 1 of the Prospectus, the last sentence of the first paragraph should be deleted and replaced with the following text:

         On March 11, 2005, Quadriga Capital Management, Inc. changed its name to Superfund Capital Management, Inc. This name change became effective upon filing with the Grenada Registrar, Supreme Court Registry.

         All references in the Prospectus to Quadriga Capital Management, Inc. should be changed to Superfund Capital Management, Inc.

         On Page 35 of the Prospectus, the last sentence of the paragraph under Brokerage and Trailing Commissions should be deleted and replaced with the following text:

         On March 3, 2005, Quadriga Asset Management, Inc. changed its name to Superfund Asset Management, Inc. This name change became effective upon filing with the Illinois Secretary of State. On March 4, 2005, Superfund Asset Management filed notice with the Illinois Secretary of State that it was conducting business under the assumed business name Quadriga Asset Management.

         All references in the Prospectus to Quadriga Asset Management, Inc. should be changed to Superfund Asset Management, Inc.

         On Page 1 of the Prospectus, insert the following text after the first paragraph:

         The offering of units being made by this Prospectus is part of a continuing offering of $200,000,000 in units originally made by a Prospectus dated October 22, 2002. The initial offering price was $1,000.00 per unit, and after trading commenced, units were offered for a minimum investment of $5,000.00 at a price of net asset value per unit. Prior to effectiveness of the current Prospectus, Quadriga Superfund sold a total of 24,389.41 units of Series A for a total price of $30,158,889 and a total of 29,291.757 units of Series B for a total price of $39,765,946. Of these aggregate amounts, a total of $3,939,378 or 3,022.94 units of Series A and $7,156,350 or 5,006.93 units of Series B have been redeemed as of February 28, 2005. The Prospectus dated October 22, 2002, as supplemented and amended through November 3, 2004, has been superseded by this Prospectus in accordance with time limitations on effectiveness imposed under federal securities laws. Proceeds from the prior portion of the continuing offering were used as described below under Use of Proceeds.


                        DECEMBER 2004 PERFORMANCE UPDATE

--------------------------------------------------------------------------------
                 December           2004          Total NAV       NAV per Unit
                                                   12-31-04         12-31-04
--------------------------------------------------------------------------------
Series A         0.1896%           11.34%        $31,768,269        $1,466.67
--------------------------------------------------------------------------------
Series B         0.4083%           16.82%        $42,474,364        $1,730.29
--------------------------------------------------------------------------------


All performance is reported net of fee and expenses

Results for October 2004:

         In the month of October, long positions in the energy sector were the most positive contributors to Superfund's performance together with long positions in foreign currencies.

         To a lesser extent, long positions in the financial futures sector incurred significant gains.

         Long positions in the metals sector, however, resulted in the only noteworthy losses for this month.

          During the month of October 2004, Series A gained 4.88% and Series B gained 7.01%, net of expenses.

Results for November 2004:

         Rising prices in the financial futures sector - most significantly for the stock indices - allowed Superfund's long positions to gain.

         Long positions in the foreign currency markets performed extremely well and were the main source of this month's positive performance.

         In the metals sector, long positions also performed very well.

         Only long positions in energy markets produced a noteworthy loss due to the sharp decline of prices during the first half of the month.

         For November, Series A increased by 12.30% and Series B by 17.33%, net of expenses.

Results for December 2004:

         Although falling prices in bonds, notes and interest rates caused losses for long positions in these markets, the financial futures sector was still able to incur gains due to the year-end rally of world stock index futures.

         A short strategy in the metals sector caused some losses due to strengthening metal prices.

         The agricultural sector didn't reveal any significant trend and Superfund's combined long/short allocation resulted in minor losses.

         The net asset value of Series A and B gained 0.19% and 0.41%, respectively, net of expenses.


/s/ Christian Baha
Christian Baha, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.

                             STATEMENT OF OPERATIONS
                                    SERIES A
                                   (UNAUDITED)



                                              THREE MONTHS ENDED      TWELVE MONTHS ENDED
                                              DECEMBER 31, 2004        DECEMBER 31, 2004
                                             -------------------      -------------------
INVESTMENT INCOME, interest                      $   109,482                $   291,745
                                                 -----------                -----------

EXPENSES
   Management fee                                    140,272                    451,601
   Organization and offering expenses                 75,823                    244,109
   Operating expenses                                 11,374                     36,616
   Selling commission                                303,292                    976,433
   Incentive fee                                           -                    651,950
   Brokerage commissions                             272,054                    907,482
   Other                                              11,875                     45,465
                                                 -----------                -----------

        Total expenses                               814,690                  3,313,656
                                                 -----------                -----------

NET INVESTMENT LOSS                                 (705,208)                (3,021,911)
                                                 -----------                -----------

REALIZED AND UNREALIZED GAIN
 (LOSS) ON INVESTMENTS
   Net realized gain (loss) on futures
     and forward contracts                         7,795,504                  5,753,291
    Net change in unrealized appreciation or
        depreciation on futures and forward
        contracts                                 (2,329,913)                   174,704
                                                 -----------                -----------

NET GAIN (LOSS) ON INVESTMENTS                     5,465,591                  5,927,995
                                                 -----------                -----------

NET INCREASE (DECREASE) IN
   NET ASSETS FROM OPERATIONS                    $ 4,760,383                $ 2,906,084
                                                 ===========                ===========

                             STATEMENT OF OPERATIONS
                                    SERIES B
                                   (UNAUDITED)



                                                 THREE MONTHS ENDED     TWELVE MONTHS ENDED
                                                 DECEMBER 31, 2004       DECEMBER 31, 2004
                                                 ------------------     -------------------
INVESTMENT INCOME, interest                      $    142,752             $    376,469
                                                 ------------             ------------

EXPENSES
   Management fee                                     187,468                  606,117
   Organization and offering expenses                 101,334                  327,631
   Operating expenses                                  15,200                   49,145
   Selling commission                                 405,334                1,310,521
   Incentive fee                                            -                1,158,857
   Brokerage commissions                              502,865                1,702,193
   Other                                               16,992                   81,955
                                                 ------------             ------------

        Total expenses                              1,229,193                5,236,419
                                                 ------------             ------------

NET INVESTMENT LOSS                              (1,086, 441)               (4,859,950)
                                                 ------------             ------------

REALIZED AND UNREALIZED GAIN
 (LOSS) ON INVESTMENTS
   Net realized gain (loss) on futures
     and forward contracts                         13,937,205               10,178,977
    Net change in unrealized appreciation or
        depreciation on futures and forward
        contracts                                  (4,057,812)                 259,633
                                                 ------------             ------------

NET GAIN (LOSS) ON INVESTMENTS                      9,879,393               10,438,610
                                                 ------------             ------------

NET INCREASE (DECREASE) IN
   NET ASSETS FROM OPERATIONS                    $  8,792,952             $  5,578,660
                                                 ============             ============

                       STATEMENT OF CHANGES IN NET ASSETS
                TWELVE MONTHS ENDED DECEMBER 31, 2004 (UNAUDITED)

                                                     SERIES A         SERIES B
                                                  -------------     -------------
DECREASE IN NET ASSETS FROM OPERATIONS
   Net investment loss                            $ (3,021,911)     $ (4,859,950)
   Net realized loss on futures and forward
       contracts                                     5,753,291        10,178,977
   Net change in unrealized appreciation or
       depreciation on futures and forward
       contracts                                       174,704           259,633
                                                  ------------      ------------

NET DECREASE IN NET ASSETS FROM OPERATIONS           2,906,084         5,578,660
                                                  ------------      ------------

CAPITAL SHARE TRANSACTIONS
   Issuance of shares                               15,308,393        18,893,934
   Redemption of shares                             (2,590,997)       (4,135,001)
                                                  ------------      ------------

NET INCREASE IN NET ASSETS FROM CAPITAL SHARE
   TRANSACTIONS                                     12,717,396        14,758,933
                                                  ------------      ------------

NET INCREASE IN NET ASSETS                          15,623,480        20,337,593

NET ASSETS, beginning of period                     16,144,789        22,136,771
                                                  ------------      ------------

NET ASSETS, end of period                         $ 31,768,269      $ 42,474,364
                                                  ============      ============


SHARES, beginning of period                         12,256.648        14,945.226
ISSUANCE OF SHARES                                  11,395.938        12,425.604
REDEMPTION OF SHARES                                (1,992.448)       (2,823.286)
                                                  ------------      ------------

SHARES, end of period                               21,660.138        24,547.544
                                                  ============      ============




/s/ Gerhard Entzmann
Dr. Gerhard Entzmann, Secretary
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.